Exhibit 99.1

StoneMor Partners L.P. Announces Second Quarter 2010 Results

Levittown, PA, August 9, 2010 – StoneMor Partners L.P. (NASDAQ: STON) announced its results of operations and various critical financial measures (non-GAAP) today for the three months ended June 30, 2010. Measures released include both GAAP measures as provided for in our quarterly financial statements and other financial measures that we believe help to understand our results of operations, financial position and decision making process:

Critical financial measures (non-GAAP):

	Three months ended June 30,
	2010	2009
	(In thousands)

Adjusted operating profit (a)	$11,882	$11,074
Total value of cemetery contracts written, funeral home revenues and investment and other income (a)	63,424	57,401
Adjusted operating cash generated (a)	10,249	11,591
Distributable free cash flow (a)	9,646	11,448

(a)	This is a non-GAAP financial measure as defined by the Securities and Exchange Commission. Please see the reconciliation to GAAP measures within this press release.

Financial measures (GAAP):

	Three months ended June 30,
	2010	2009
	(In thousands)

Operating cash flows (deficits)	$(1,442)	$4,894
Operating profit (loss)	1,964	4,744
Total revenues	48,737	47,802
Net income	2,821	1,639

Acquisition

In June, 2010, we completed the purchase of eight cemeteries and five funeral homes for an aggregate price of approximately $32.7 million. This consisted of approximately $23.1 million in cash, of which $12.5 million was to fund merchandise trust shortfalls which will eventually be returned to us as we deliver the underlying merchandise and services that these amounts fund, $5.8 million in common units representing limited partner interests in us, and $4.0 million in liabilities that will be paid in future years. This acquisition is consistent with our growth strategy and provides for further utilization of our national operating platform. These properties are expected to significantly contribute to the value of contracts written and production-based revenue. Although there is no assurance of future performance or increased distributions to unit holders, historically, we have been able to improve revenues and operating profits of acquired properties, and our prior acquisitions have contributed to increases in distributions to its unit holders.

Production Based Revenue

We have presented as a critical financial measure the production-based revenue because we believe it is the best measure of revenues generated during a period and is the measure used by our senior management in evaluating periodic results.

The table below details the components of production based revenue for the three months ended June 30, 2010 and 2009 and reconciles it to GAAP revenues.

	Three months ended June 30,		Increase	Increase
	2010	2009	(Decrease) ($)	(Decrease) (%)
	(In thousands)

Value of pre-need cemetery contracts written	$29,845	$27,050	$2,795	10.3%
Value of at-need cemetery contracts written	18,224	16,502	1,722	10.4%
Investment income from trusts	7,656	5,871	1,785	30.4%
Interest income	1,460	1,528	(68)	-4.5%
Funeral home revenues	5,923	5,914	9	0.2%
Other cemetery revenues	316	536	(220)	-41.0%

Total	$63,424	$57,401	$6,023	10.5%

Less:

Increase in deferred sales revenue and investment income	14,687	9,599	$5,088	53.0%

Total GAAP revenues	$48,737	$47,802	$935	2.0%

While GAAP revenues increased by just $0.9 million, or 2.0%, to $48.7 million during the three months ended June 30, 2010, production based revenue increased by $6.0 million, or 10.5%, to $63.4 million. This increase was attributable to an increase in the value of pre-need cemetery contracts written ($2.8 million or 10.3%), the value of at-need cemetery contracts written ($1.7 million or 10.4%) and investment income from trusts ($1.8 million or 30.4%).

Adjusted Operating Profit and Profit Margin

During a period of growth, operating profits as defined by GAAP will tend to lag adjusted operating profits because accounting rules require the deferral of all revenues and a portion of the costs associated with these revenues until such time that merchandise is delivered or services are performed. This creates a non-cash liability on our financial statements and delays the recognition of revenues and profit. Adjusted operating profits ignore these delays and present results based upon economic performance. Over time, operating profits and adjusted operating profits will match.

The table below presents adjusted operating profits and reconciles this amount to GAAP operating profits for the three months ended June 30, 2010:

	Three months ended June 30,		Increase	Increase
	2010	2009	(Decrease) ($)	(Decrease) (%)
	(In thousands)

Operating profit	$1,964	$4,744

Increase (decrease) in applicable deferred revenues	14,687	9,599

(Increase) decrease in deferred cost of goods sold and selling and obtaining costs	(4,769)	(3,269)

Adjusted operating profit	$11,882	$11,074	$808	7.3%

Adjusted operating profit margin (a)	18.7%	19.3%		-2.9%

(a)	Based upon the ratio of adjusted operating profits to production based revenues.

Adjusted operating profits increased by $0.8 million, or 7.3%, to $11.9 million during the three months ended June 30, 2010. This increase was caused by the previously discussed increase in production based revenue ($6.0 million) offset by a $5.2 million increase in costs. The ratio of adjusted operating profit to production based revenue declined slightly to 18.7% during the three months ended June 30, 2010 as compared to 19.3% during the same period last year.

Adjusted Operating Cash Flows and Distributable Free Cash Flow

We define adjusted operating cash flows as operating cash flows plus or (minus):

•	Net inflows (outflows) to our merchandise trust.

•	Increases (decreases) in accounts receivable and other cash flow timing differences.

We define distributable free cash flow as adjusted operating cash flow plus or (minus):

•	Acquisition related costs.

•	Maintenance capital expenditures).

•	Other investing cash inflows (outflows).

When determining partner distributions we consider operating cash flows, adjusted operating cash flows and distributable free cash flows. Distributions in excess of operating cash flows but less than adjusted operating cash flows and distributable free cash flows recognizes the fact that ultimate cash flows generated are temporarily tied up either in trust or in cash flow timing changes and represents a business decision on our part to not delay partner distributions until such time that these issues have settled.

The table below adjusts operating cash flows to adjusted operating cash flows and ultimately to distributable free cash flows for the three months ended June 30, 2010 and 2009:

	Three months ended June 30,		Increase	Increase
	2010	2009	(Decrease) ($)	(Decrease) (%)
	(In thousands)

Operating cash flows (deficits)	$(1,442)	$4,894

Add: net cash inflows into the merchandise trust	(45)	657
Add: net increase in accounts receivable	7,034	5,279
Add (subtract): net decrease (increase) in merchandise liabilities	(739)	2,098
Add (deduct): net decrease (increase) in accounts payable and accrued expenses	2,029	(3,231)
Other float related changes	3,412	1,893

Adjusted operating cash generated	10,249	11,591	$(1,342)	-11.6%

Less: maintenance capital expenditures	(2,269)	(685)
Plus: Acquisition related costs paid (a)	1,666	542
Less (plus): other investing cash flow items	—	—

Distributable free cash flow generated	9,646	11,448	$(1,802)	-15.7%

Partner distributions made	$7,757	$6,813

(a)	We maintain an acquisition line of credit from which to make acquisitions and pay acquisition related costs. We utilize this line for these costs. Accordingly, distributable free cash flow is not negatively impacted by amounts spent on acquisitions that are recorded as expenses.

Adjusted operating cash generated declined by 11.6% to $10.2 million during the three months ended June 30, 2010. A significant contributing factor an increase in overall interest expense ($2.0 million). We expect that the excess interest paid will be offset by additional adjusted cash flows generated from our acquisitions as they become more mature.

Distributable free cash flow decreased by 15.7% to $9.6 million during the three months ended June 30, 2010. This was primarily attributable to the aforementioned decline in adjusted operating cash flow and a $1.6 million increase in maintenance capital expenditures.

Both our adjusted operating cash flow and distributable free cash flow exceeded partnership distributions made during the three months ended June 30, 2010.

Discussion of GAAP Results

GAAP accounting requires that we defer the value of contracts written and investment income earned from trusts until such time as the underlying merchandise is delivered or service is performed. Accordingly, periodic changes in GAAP revenue are not necessarily indicative of changes in either the volume or pricing on contracts originated during the period, but rather changes in the timing of when merchandise is delivered or services are performed.

Revenues

Revenues increased by $0.9 million, or 2.0%, to $48.7 million during the three months ended June 30, 2010. The increase was primarily attributable to a $4.5 million increase in the value of cemetery contracts written and a $1.8 million increase in trust revenue as measured before deferral offset by a $5.1 million increase in the amount of revenue deferred.

Operating Profit

Operating profit declined by $2.8 million, or 58.6%, to $2.0 during the three months ended June 30, 2010. The decline was primarily related to a $3.7 million increase in expenses offset by the previously mentioned $0.9 million revenue increase.

Net Income (Loss)

Net income increased 72.1%, to $2.8 million during the second quarter of 2010.

The primary reason for the increase was the recognition of a gain on an acquisition ($4.2 million) that we made in the second quarter of 2009 for which we finalized the accounting during this quarter. Also contributing to the change was a $1.6 million increase in the value of our interest rate swaps offset by the previously mentioned $2.8 million decline in operating profits.

Backlog

Backlog is a measurement of the future operating profit benefit that will be derived from customer contracts that have been executed for which we have not as of yet met the GAAP-based revenue recognition criteria and is equal to:

•	deferred cemetery revenues and investment income;

•	less deferred selling and obtaining costs.

Backlog does not include deferred unrealized gains and losses on merchandise trust assets.

We believe there are no material costs or significant uncertainties remaining to be determined or accrued for us to be able to realize the cash benefit of this future operating profit.

At June 30, 2010 our backlog was $279.7 million. This is an increase of $43.2 million from $236.5 million at December 31, 2009. $30.4 million of this increase was related to our 2010 acquisitions, while the remainder was related to ongoing operations. This build up in backlog will be reflected in GAAP revenue as we deliver the underlying merchandise and perform the underlying services

Investor Conference Call

An investors’ conference call to review the second quarter 2010 results (which will be released before this call) will be held on Monday, August 9, 2010, at 11:00 a.m. Eastern Time. The conference call can be accessed by calling (800) 895-8134. An audio replay of the conference call will be available by calling (800) 633-8284 through 1:00 p.m. Eastern Time on August 23, 2010. The reservation number for the audio replay is as follows: 21477466. The audio replay of the conference call will also be archived on StoneMor’s website at http://www.stonemor.com.

About StoneMor Partners L.P.

StoneMor Partners L.P., headquartered in Levittown, Pennsylvania, is an owner and operator of cemeteries and funeral homes in the United States, with 255 cemeteries and 63 funeral homes. StoneMor is the only publicly traded deathcare company structured as a partnership. StoneMor’s cemetery products and services, which are sold on both a pre-need (before death) and at-need (at death) basis, include: burial lots, lawn and mausoleum crypts, burial vaults, caskets, memorials, and all services which provide for the installation of this merchandise.

For additional information about StoneMor Partners L.P., please visit StoneMor’s website, and the Investor Relations section, at http://stonemor.com.

Forward-Looking Statements

Certain statements contained in this press release, including, but not limited to, information regarding the status and progress of the company’s operating activities, the plans and objectives of the company’s management, assumptions regarding the company’s future performance and plans, and any financial guidance provided, as well as certain information in other filings with the SEC and elsewhere, are forward-looking statements within the meaning of Section 27A(i) of the Securities Act of 1933 and Section 21E(i) of the Securities Exchange Act of 1934. The words “believe,” “may,” “will,” “estimate,” “continues,” “anticipate,” “intend,” “project,” “expect,” “predict,” and similar expressions identify these forward-looking statements. These forward-looking statements are made subject to certain risks and uncertainties that could cause actual results to differ materially from those stated, including, but not limited to, the following: uncertainties associated with future revenue and revenue growth; the effect of the current economic downturn; the impact of the company’s significant leverage on its operating plans; the ability of the company to service its debt; the decline in the fair value of certain equity and debt securities held in the company’s merchandise trust; the company’s ability to attract, train and retain an adequate number of sales people; uncertainties associated with the volume and timing of pre-need sales of cemetery services and products; variances in death rates; variances in the use of cremation; changes in political or regulatory environments, including potential changes in tax accounting and trusting policies; the company’s ability to successfully implement a strategic plan relating to producing operating improvement, strong cash flows and further deleveraging; uncertainties associated with the integration or the anticipated benefits of the acquisition of assets in September 2006; and various other uncertainties associated with the deathcare industry and the company’s operations in particular.

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements set forth in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q filed with the SEC. We assume no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by us, whether as a result of new information, future events, or otherwise.

Non-GAAP Financial Measures

Adjusted Operating Profit

We present Adjusted Operating Profit because management believes it provides for a useful measure of economic value added by presenting an effective matching of the value of current and future revenue sources generated within a given period to the cost of producing such revenue and managing our day to day operations within that same period. It is a significant measure that we believe is an indicator of eventual profit generated within a given period of time.

Adjusted Operating Profit is a non-GAAP financial measure that may not be consistent with other similar non-GAAP financial measures presented by other publicly traded companies.

Distributable Free Cash Flow

We present Distributable Free Cash Flow because management believes this information is a useful adjunct to Net Cash Provided by (Used in) Operating Activities under GAAP. Distributable Free Cash Flow is a significant liquidity metric that we believe is an indicator of our ability to generate cash flow during any quarter at a level sufficient to pay the minimum quarterly cash distribution to the holders of our common units and subordinated units and for other purposes, such as repaying debt and expanding through strategic investments.

Distributable Free Cash Flow is similar to quantitative standards of free cash flow used throughout the deathcare industry and to quantitative standards of distributable cash flow used throughout the investment community with respect to publicly traded partnerships, but is not intended to be a prediction of the future. However, our calculation of distributable free cash flow may not be consistent with calculations of free cash flow, distributable cash flow or other similarly titled measures of other companies. Distributable Free Cash Flow is not a measure of financial performance and should not be considered as an alternative to cash flows from operating, investing, or financing activities.

Production Based Revenue

We present production based revenue because management believes it provides for a useful measure of both the value of contracts written and investment and other income generated during a given period and is a critical component of adjusted operating profit.

Production based revenue is a non-GAAP financial measure that may not be consistent with other similar non-GAAP financial measures presented by other publicly traded companies.

Adjusted Operating Cash Generated

We present adjusted operating cash generated revenue because management believes it provides for a useful measure of the amount of cash generated that is available to make capital expenditures and partner distribution once all cash flow timing issues have been settled.

Adjusted operating cash generated is a non-GAAP financial measure that may not be consistent with other similar non-GAAP financial measures presented by other publicly traded companies.

StoneMor Partners L.P.

Condensed Consolidated Balance Sheets

(in thousands)

	June 30, 2010	December 31, 2009
	(unaudited)

Assets
Current assets:
Cash and cash equivalents	$13,450	$13,479
Accounts receivable, net of allowance	43,102	37,113
Prepaid expenses	3,477	3,531
Other current assets	9,815	4,502

Total current assets	69,844	58,625

Long-term accounts receivable - net of allowance	59,685	48,015
Cemetery property	294,120	235,357
Property and equipment, net of accumulated depreciation	85,448	52,265
Merchandise trusts, restricted, at fair value	266,909	203,885
Perpetual care trusts, restricted, at fair value	215,429	196,295
Deferred financing costs - net of accumulated amortization	10,697	12,020
Deferred selling and obtaining costs	55,759	49,782
Deferred tax assets	519	451
Fair value of interest rate swap	559	—
Other assets	5,847	2,194

Total assets	$1,064,816	$858,889

Liabilities and partners’ capital
Current liabilities
Accounts payable and accrued liabilities	$24,190	$26,574
Accrued interest	1,546	1,829
Current portion, long-term debt	523	378

Total current liabilities	26,259	28,781

Other long-term liabilities	5,731	2,912
Fair value of interest rate swap	—	2,681
Long-term debt	237,186	182,821
Deferred cemetery revenues, net	313,301	258,978
Deferred tax liabilities	28,348	5,290
Merchandise liability	104,076	65,883
Perpetual care trust corpus	215,429	196,295

Total liabilities	930,330	743,641

Partners’ capital
General partner	2,155	1,904
General partner incentive distribution rights	6,199	—
Common partner	126,132	113,344

Total partners’ capital	134,486	115,248

Total liabilities and partners’ capital	$1,064,816	$858,889

See accompanying notes to the Consolidated Financial Statements on the Quarterly Report filed on Form 10-Q for the quarter ended June 30, 2010.

StoneMor Partners L.P.

Condensed Consolidated Statement of Operations

(in thousands, except unit data)

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009

Revenues:
Cemetery
Merchandise	$24,031	$23,456	$42,826	$42,732
Services	10,034	9,534	18,025	18,772
Investment and other	8,898	9,049	16,905	16,865
Funeral home
Merchandise	2,363	2,320	4,862	4,929
Services	3,411	3,443	6,789	7,102

Total revenues	48,737	47,802	89,407	90,400

Costs and Expenses:
Cost of goods sold (exclusive of depreciation shown separately below):
Perpetual care	1,270	1,423	2,357	2,428
Merchandise	4,077	4,736	7,422	8,531
Cemetery expense	12,086	10,412	21,333	19,851
Selling expense	9,467	8,618	17,083	16,444
General and administrative expense	6,161	5,411	11,759	10,890
Corporate overhead (including $177 and $383 in unit-based compensation for the three months ended June 30, 2010 and 2009 and $353 and $757 for the six months ended June 30, 2010 and June 30, 2009)	5,605	5,497	10,694	10,863
Depreciation and amortization	1,799	1,708	3,657	3,018
Funeral home expense
Merchandise	953	944	1,866	1,911
Services	2,247	2,296	4,335	4,702
Other	1,442	1,471	2,872	2,899
Acquisition related costs	1,666	542	2,656	2,128

Total cost and expenses	46,773	43,058	86,034	83,665

Operating profit (loss)	1,964	4,744	3,373	6,735

Other income and expense
Gain on sale of funeral homes	—	—	—	475
Gain on acquisitions	4,173	—	27,485	—
Increase in fair value of interest rate swap	1,568	—	3,239	—
Interest expense	5,238	3,202	10,097	6,371

Income before income taxes	2,467	1,542	24,000	839

Income taxes:
State	27	39	55	201
Federal	(381)	(136)	(909)	(136)

Total income taxes	(354)	(97)	(854)	65

Net income	$2,821	$1,639	$24,854	$774

General partner’s interest in net income for the period	$64	$33	$377	$15
General partner’s IDR interest in net income for the period	$—	$—	$6,382	$—

Limited partners’ interest in net income for the period
Common	$2,765	$1,320	$18,105	$623
Subordinated	$—	$286	$—	$136

Net income per limited partner unit (basic and diluted)	$.23	$.14	$1.35	$.06

Weighted average number of limited partners’ units outstanding (basic and diluted)	13,537	11,891	13,448	11,891

See accompanying notes to the Consolidated Financial Statements on the Quarterly Report filed on Form 10-Q for the quarter ended June 30, 2010.

StoneMor Partners L.P.

Condensed Consolidated Statement of Cash Flows

(in thousands)

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009

Operating activities:
Net income (loss)	$3,197	$1,639	$25,230	$774
Adjustments to reconcile net income to net cash provided by	—	—
operating activity:	—	—
Cost of lots sold	1,559	1,432	3,030	2,616
Depreciation and amortization	1,799	1,708	3,657	3,018
Unit-based compensation	178	383	353	757
Accretion of debt discount	84	—	166
Previously capitalized acquisition costs	—	—	—	1,365
Previously capitalized financing fees	—	141	—	141
Gain on sale of funeral home	—	—	—	(475)
Increase in value of interest rate swap	(1,568)	—	(3,239)	—
Gain on acquisition	(3,790)	—	(27,485)	—
Changes in assets and liabilities that provided (used) cash:
Accounts receivable	(7,352)	(5,691)	(14,656)	(11,361)
Allowance for doubtful accounts	318	412	1,481	1,649
Merchandise trust fund	45	(657)	(3,981)	(2,119)
Prepaid expenses	(801)	(1,442)	54	(431)
Other current assets	(2,726)	(193)	(2,767)	320
Other assets	115	(258)	234	(414)
Accounts payable and accrued and other liabilities	(2,029)	3,231	640	460
Deferred selling and obtaining costs	(2,668)	(2,185)	(5,977)	(4,745)
Deferred cemetery revenue	12,641	8,679	26,101	17,626
Deferred taxes (net)	(425)	(207)	(996)	(207)
Merchandise liability	739	(2,098)	1,116	(870)

Net cash provided by operating activities	(1,442)	4,894	2,587	8,104

Investing activities:
Additions to cemetery property	(488)	(1,209)	(903)	(2,240)
Purchase of subsidiaries, net of common units issued	(22,947)	(2,727)	(36,962)	(2,727)
Divestiture of funeral home	—	—		475
Additions of property and equipment	(2,269)	(685)	(2,657)	(1,061)

Net cash used in investing activities	(25,704)	(4,621)	(40,522)	(5,553)

Financing activities:
Cash distribution	(7,757)	(6,813)	(15,410)	(13,626)
Additional borrowings on long-term debt	35,689	92,852	53,889	101,667
Repayments of long-term debt	(527)	(80,497)	(684)	(81,053)
General partner contribution	118	—	186	—
Cost of financing activities	(6)	(4,947)	(75)	(5,332)

Net cash provided by (used in) financing activities	27,517	595	37,906	1,656

Net increase (decrease) in cash and cash equivalents	371	868	(29)	4,207
Cash and cash equivalents - Beginning of period	13,079	10,407	13,479	7,068

Cash and cash equivalents - End of period	$13,450	$11,275	$13,450	$11,275

Supplemental disclosure of cash flow information
Cash paid during the period for interest	$9,423	$2,410	$10,380	$5,587

Cash paid during the period for income taxes	$1,349	$1,240	$1,530	$1,520

Non-cash investing and financing activities
Issuance of note payable for acquisition	$1,305	$—	$1,305	$—

Issuance of limited partner units for cemetery acquisition	$5,785	$—	$5,785	$—

See accompanying notes to the Consolidated Financial Statements on the Quarterly Report filed on Form 10-Q for the quarter ended June 30, 2010.